SCHEDULE 14A

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Mack-Cali Realty Corporation

(Name of Registrant as Specified In Its Charter)

Bow Street LLC

Bow Street Special Opportunities Fund XV, LP

A. Akiva Katz

Howard Shainker

Alan R. Batkin

Frederic Cumenal

MaryAnne Gilmartin

Nori Gerardo Lietz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BOW STREET FILES DEFINITIVE PROXY MATERIALS IN CONNECTION WITH

MACK-CALI’S 2019 ANNUAL MEETING

Sends Letter to Mack-Cali Shareholders Outlining Decades of Value Destruction Overseen by Deeply Entrenched Board

Reiterates Need to Repair Mack-Cali’s Broken Structure by Exploring Strategic Alternatives to Maximize Shareholder Value

Urges Mack-Cali Shareholders to VOTE the GOLD Proxy Card FOR the Election of Bow Street’s Four Highly-Qualified, Independent Director Nominees

NEW YORK – May 1, 2019 – Bow Street LLC ("Bow Street"), a New York-based investment firm that beneficially owns approximately 4.5% of the outstanding shares of common stock of Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) (NYSE: CLI), announced today that it has filed a definitive proxy statement with the Securities and Exchange Commission for the election of four highly-qualified, independent director nominees to Mack-Cali’s Board of Directors (the “Board”) in connection with the Company’s 2019 Annual Meeting of Shareholders to be held June 12, 2019.

Additionally, Bow Street is sending a letter to its fellow Mack-Cali shareholders outlining the decades-long value destruction overseen by the Company’s deeply entrenched Board as well as Bow Street’s belief that new independent directors and significant structural change are required to unlock value for all shareholders.

Akiva Katz, Managing Partner of Bow Street, said, “Decades of mismanagement and missed opportunities by its Board have left Mack-Cali in a dangerous and untenable position. Mack-Cali’s persistently wide discount to NAV is currently and historically amongst the widest in the REIT universe; the Company's efforts to close this discount have failed, causing shareholders to suffer bottom quartile stock performance over any appreciable multiyear period. We believe Mack-Cali's value will never be realized in its current broken structure, and once again urge the Board to launch a process to explore all strategic alternatives to maximize shareholder value.”

Howard Shainker, Managing Partner of Bow Street, continued, “For the last several months, we have endeavored to engage constructively with the Board, and are deeply disappointed by its perfunctory dismissal of our proposal and refusal to explore any other alternatives. This Board’s actions are consistent with its reputation for entrenchment and resistance to change. Accordingly, we are nominating four highly-qualified, independent director candidates to ensure transparency, fairness and good governance prevail over stubborn intransigence. If elected, our nominees will bring fresh perspective, skills and a governance-centric approach to a Board desperately in need of independence.”

The full text of the letter is below.

May 1, 2019

Dear Fellow Mack-Cali Shareholder:

Fifteen years is a long time.

Over the last fifteen years, global asset values – and the value of New York Metro area real estate in particular – have surged. In hindsight, Mack-Cali Realty Corporation (“Mack-Cali,” "CLI," or “the Company”) should have been well positioned to capitalize on this pending boom. As proudly detailed in the Company’s 2004 Annual Report, Mack-Cali owned a portfolio of $4.16 billion1 of real estate assets located primarily in the Northeast, had a balance sheet it described as “one of the strongest in the industry,” and enjoyed a reputation “as one of the country’s leading real estate investment trusts.”2

However, while a dollar invested in the benchmark MSCI US REIT Index (RMZ) at its inception in 2005 is worth $2.613 today, that very same dollar invested in Mack-Cali stock over the same period has declined in value, and is now worth only 92 cents (inclusive of dividends). Despite presiding over these abysmal results, the majority of Mack-Cali’s current directors – including Chairman William Mack – have served on the Company’s Board of Directors (the “Board”) for over fifteen years. In its proxy statement filed on April 29th, Mack-Cali is once again urging shareholders to re-elect these directors to the Board – essentially asking you to validate and perpetuate their track record of value destruction and poor governance.

We Own a Meaningful Stake in Mack-Cali; We Are Focused on Maximizing Value for All Shareholders

Bow Street LLC (“Bow Street” or “we”) manages funds that beneficially own 4.5% of Mack-Cali. Founded in 2011, Bow Street is a New-York based investment manager that partners with institutional investors and family offices globally to invest opportunistically across asset class, geography and industry. We own long-duration assets in both the public and private markets, and this proxy filing is our first such submission since Bow Street’s founding over eight years ago.

In Mack-Cali’s public communications, the Board suggests we are working to force the Company’s sale at a so-called “fire sale” price4. Nothing could be further from the truth. We have explicitly called for:

i)	the launch of a fulsome process to analyze all prospective value maximizing strategic alternatives, and
ii)	the nomination of four new independent directors to replace some of the longest tenured members of Mack-Cali’s entrenched Board, which has overseen more than two decades of value destruction.

As significant shareholders, we are motivated to maximize the value of Mack-Cali’s shares for all investors. Let us be clear: we believe Mack-Cali should indeed be sold – to the highest bidder in a robust, transparent auction process.

Mack-Cali is Trapped – Its Value Will Never be Realized in its Current Broken Structure

Decades of mismanagement, missed opportunities, and myriad conflicts have left Mack-Cali in a dangerous and untenable position. Despite repeated promises by management and the Board to de-lever, Mack-Cali’s debt levels have risen consistently over the years and the Company remains amongst the most highly levered of all publicly-traded REITs5. This leverage issue is unlikely to be resolved anytime soon. Instead, Mack-Cali will be severely cash-flow constrained for the foreseeable future, hampered by significant vacancy in its commercial portfolio and its highly capital-intensive residential development platform.

Mack-Cali is trapped, lacking the required financial resources to maximize value for either its office portfolio or its growing residential business. We believe that the value of the Company’s underlying assets will never be realized in the public markets in its current broken structure. The market clearly shares our perspective, as evidenced by:

(i)	the Company’s persistently wide discount to net asset value (“NAV”), currently and historically amongst the widest in the REIT universe[6];
(ii)	the lack of a single “Buy” recommendation amongst the eight Wall Street brokerage analysts[7] covering the stock; and
(iii)	a share price that has stagnated for decades.

We Made a Value Creative Proposal; Mack-Cali’s Board Promptly Rejected It Without Proper Inquiry

Consequently, we proposed a transaction that we believe addresses Mack-Cali’s issues, delivering value of up to $27-$29 per share to shareholders.8 Specifically, our proposed transaction contemplates the acquisition of Mack-Cali’s corporate shell, followed by a subsequent distribution of the Company’s multi-family residential assets to shareholders. Taxes and other transaction friction – cited by the Company on multiple occasions as material impediments to effectuating the transaction – would be Bow Street’s liabilities, not those of Mack-Cali shareholders.

The Board could have easily clarified the details of our transaction through meaningful inquiry regarding valuation, structure, tax or other implications for shareholders. However, rather than conduct proper diligence, the Company quickly issued a misleading press release rejecting the proposal. Concurrently, Mack-Cali offered Bow Street two board seats in exchange for our silence, explicitly refusing to consider any material changes to corporate strategy.

The Board’s Behavior is Par for the Course; What Other Offers Have Been Similarly Rejected?

Unfortunately, as longtime Mack-Cali shareholders know all too well, these actions are broadly consistent with this entrenched Board’s well-earned reputation for discouraging prospective suitors. As recently as last September, Bloomberg News reported that Mack-Cali may have received and rejected a “fully financed bid at a significant premium.”9 In the weeks since our investment in Mack-Cali has been made public, we have heard this very same story repeated by numerous rebuffed acquirers.

To be clear, your vote at Mack-Cali's 2019 Annual Meeting of Shareholders is not about our offer, but rather about all prospective value-creative solutions – none of which this Board can afford to ignore given the abysmal status quo. We are therefore calling on the Board to immediately launch a process whereby all strategic alternatives are evaluated – including our own – to maximize value for all shareholders.

Mack-Cali’s Underperformance is Undeniable – Chairman Mack and His Board Have Failed Shareholders

A majority of Mack-Cali’s current directors have served on the Board for fifteen years or longer, overseeing the Company’s legacy of value destruction. The Company’s share price has consistently trailed its peers, resulting in bottom quartile performance across 3-, 5-, 10-, 15-, and 20-year periods10.

Over the last fifteen years, under Chairman Mack’s leadership, Mack-Cali shareholders have seen:

•	their dividend cut by nearly 70%;
•	Funds From Operations per share decline by 50%;
•	debt load increase by $700 million; and
•	the value of their shares decline by 50%.

Absent a transformational transaction, we believe Mack-Cali shares will continue to languish, extending this underperformance.

The Status Quo is Broken; An Exploration of Strategic Alternatives is Required to Unlock Value

Bow Street has nominated four highly-qualified, independent directors to refresh the Board and ensure that transparency, fairness and good governance prevail over stubborn intransigence. Our nominees bring unique perspectives and important skills to a Board desperately in need of independence. Importantly, our nominees also share a commitment to strong shareholder governance, and have the fiduciary constitution required to resist Chairman Mack’s legacy of dismissing value-creative proposals.

If elected, we anticipate our independent nominees will work to ensure a full exploration of strategic alternatives. A robust auction process for Mack-Cali should attract a wide swath of buyers given the Company’s attractive assets, resulting in an outcome far superior and less risky than entrusting the Company to this Board for another fifteen years.

Join us in VOTING THE GOLD PROXY CARD to prioritize Board independence and encourage the Mack-Cali Board to explore all strategic alternatives to create value for all Mack-Cali shareholders.

Respectfully,

Akiva Katz Managing Partner	Howard Shainker Managing Partner

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or

by signing, dating and returning the enclosed GOLD proxy card.

Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (877) 800-5182

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

Please simply discard any White proxy card that you may receive from Mack-Cali. Returning a White proxy card – even if you “withhold” on the Company's nominees –will revoke any vote you had previously submitted on Bow Street’s GOLD proxy card.

About Bow Street LLC

Founded in 2011, Bow Street is a New York-based investment manager that partners with institutional investors and family offices globally to invest opportunistically across public and private securities.

Media Contacts

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

(212) 257 4170

Investor Contacts

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

(212) 750 5833

Important Information

Bow Street LLC ("Bow Street"), A. Akiva Katz, Howard Shainker, Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin, and Nori Gerardo Lietz (collectively, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from shareholders of Mack-Cali Realty Corporation (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from the Participants' proxy solicitor, Innisfree M&A Incorporated.

 Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Bow Street with the SEC on May 1, 2019. This document is available free of charge from the sources indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Bow Street disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

1 Rental property before accumulated depreciation and amortization as listed on page 42 of Mack-Cali's 10-K, filed with the SEC on March 3, 2005.

2 Mack-Cali 2004 Annual Report Letter To Stockholders.

3 Total return with dividends reinvested in index per Bloomberg; measured from 6/20/2005 to 3/15/2019 (closing date prior to Mack-Cali press release discussing Bow Street’s proposal).

4 Mack-Cali Press Release, issued on April 29, 2019.

5 Mack-Cali net debt / EBITDA of 9.3x (Q4 2018 Supplement) compares to urban office peer average of 6.7x, suburban office average of 6.6x, and multifamily average of 5.8x per Citi Research “the Hunter Express and Lodging Valuation Tool”, 3/18/2019.

6 Mack-Cali NAV calculated using management guidance as of Q4 2018 Supplement (stock price as of 3/15/2019); peer / industry REIT NAV levels using Citi Research “the Hunter Express and Lodging Valuation Tool” as of 3/18/2019.

7 Bloomberg, two analysts (Stifel and BTIG) recently upgraded CLI; however, these upgrades were catalyzed by Bow Street’s proposal rather than the Company’s prospects.

8 Please see our attached proxy statement and our press release, dated April 16, 2019, for details.

9 Scott Deveau and Gillian Tan, “Litt Says Mack-Cali May Have Turned Away Unidentified Suitor,” Bloomberg, 9/27/18, https://www.bloomberg.com/news/articles/2018-09-27/litt-says-mack-cali-may-have-turned-away-unidentified-suitor.

10 Using public REITs that were public throughout performance period with market caps greater than $250m; Bloomberg; data as of last unaffected trading close (3/15/2019).